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As filed with the Securities and Exchange Commission on May 3, 2002

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

HAWKINS, INC.

Minnesota	41-0771293
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
3100 East Hennepin Avenue	55413
Minneapolis, Minnesota 55413 (Address of Principal Executive Offices)	(Zip Code)

Hawkins, Inc. Employee Stock Purchase Plan, as Amended and Restated
(Full title of the plan)

Kurt R. Norman, President Hawkins, Inc. 3100 East Hennepin Avenue Minneapolis, Minnesota 55413 (612) 331-6910 (Name, address and telephone number, including area code, of agent for service)	Copy to: Jennie A. Clarke, Esq. Henson & Efron, P.A. 220 South Sixth Street, Suite 1800 Minneapolis, Minnesota 55402-5403 (612) 339-2500

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $.05 per share	1,000,000 shares	$9.90(2)	$9,900,000(2)	$910.80

(1)
It is not anticipated that either treasury or original issue shares of the Company used under the Employee Stock Purchase Plan. Consequently no such shares are being registered. This number of shares represents the estimated maximum number of presently outstanding shares of Common Stock that could be purchased under the Plan with employee and Company contributions. In accordance with Rule 416(a), the number of shares of Common Stock may be increased from time to time as a result of stock splits, stock dividends or similar events. In addition, under Rule 416(c), this registration statement also covers an indeterminate amount of interests to be offered to be sold pursuant to the Plan.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933 on the basis of the average high and low sales price of the Common Stock on the Nasdaq National Market System on May 2, 2002.

INCORPORATION OF PRIOR REGISTRATION STATEMENT BY REFERENCE

        This Registration Statement relates to the registration of 1,000,000 additional shares of common stock for issuance under the Hawkins, Inc. Employee Stock Purchase Plan, as Amended and Restated (the "Plan"). On June 21, 1991, Hawkins previously registered 700,000 shares for issuance under the Plan. The contents of the prior Registration Statement on Form S-8 (No. 333-41323) is incorporated herein by this reference. Pursuant to instruction E to Form S-8, this Registration Statement omits the information contained in the prior Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        In accordance with Rule 428 under the Securities Act of 1933, as amended (the "1933 Act"), the Registrant will distribute a Prospectus prepared in accordance with Part I of Form S-8 to participants in the Plan. We have omitted the Prospectus from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents that we have filed or will file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 are incorporated in this Registration Statement by this reference:

  •
  Annual Report on Form 10-K for the year ended September 30, 2001.

  •
  Quarterly Report on Form 10-Q for the quarter ended December 31, 2001.

  •
  All future filings with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we have sold all of the securities offered by this prospectus.

  •
  The description of Hawkins common stock contained in our Registration Statement on Form 8 dated May 24,1991, constituting Amendment No 2 to the Registration Statement on Form 10 dated March 1, 1975, registering such shares under the Exchange Act (Commission File No. 0-7647), and any amendments or reports filed to update its description.

Item 5.    Interests of Named Experts and Counsel

        Not required.

Item 6.    Indemnification of Directors and Officers

        Article III, Section 13 of the Company's Second Amended and Superseding By-laws, as amended through February 15, 1995, provides for indemnification of Company officers and directors to the extent legally permissible under Minnesota Statutes, Section 302A.521. This statute provides for the indemnification by corporations of persons made or threatened to be made parties to a proceeding by reason of their former or present official capacity with the corporation against judgments, penalties, and fines incurred in connection with the proceeding. To qualify for such indemnification, the person must not have been indemnified by another source and must have acted in good faith, received no improper personal benefit, had no reasonable cause to believe the conduct was unlawful (with respect to criminal proceedings), and reasonably believed that the conduct was in the best interests of the corporation.

        Hawkins also maintains directors' and officers' liability insurance coverage that insures Hawkins and its officers and directors against damages, judgements, settlements, costs, charges and expenses incurred by reason of wrongful acts committed by such persons in their capacities as directors and officers.

Item. 8    Exhibits

Exhibit Number		Description
(4.1	)*	Amended and Second Restated Articles of Incorporation as amended through February 27, 2001 (incorporated by reference to Exhibit 3.1 contained in Hawkins' Annual Report on Form 10-K for the year ended September 30, 2001)
(4.2	)*
Second Amended and Superseding By-Laws as amended through February 15, 1995 (incorporated by reference to Exhibit 3.2 contained in Hawkins' Annual Report on Form 10-K for the year ended September 30, 1995)
(4.3	)**	Hawkins, Inc. Employee Stock Purchase Plan, as Amended and Restated
(23.1	)**	Consent of Deloitte & Touche LLP
(24.1	)**	Power of Attorney (see signature page)

*
Previously filed

**
Filed herewith

Item 9.    Undertakings.    Undertakings required by Item 512 (a), (b) and (h) of Regulation S-K:

(a)
The undersigned registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. [Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement];

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
The By-Laws of the Company and an existing insurance policy provide for the indemnification of members of the Board of Directors and Company officers for certain liabilities and costs incurred by them in connection with performance of their duties, including administration of the Plan.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on May 2, 2002.

HAWKINS, INC.
By	/s/ KURT R. NORMAN Kurt R. Norman, President

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kurt R. Norman as his or her true and lawful attorney-in-fact and agent with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons on May 2, 2002 in the capacities indicated.

Signature	Title
/s/ JOHN R. HAWKINS John R. Hawkins	Chief Executive Officer and Director (principal executive officer)
/s/ MARVIN E. DEE Marvin E. Dee	Vice President, Chief Financial Officer, Secretary and Treasurer (principal financial officer and principal accounting officer)
/s/ KURT R. NORMAN Kurt R. Norman	President and Director
Dean L. Hahn	Director
Donald L. Shipp	Director
Howard M. Hawkins	Director
/s/ JOHN S. MCKEON John S. McKeon	Director
/s/ DUANE M. JERGENSON Duane M. Jergenson	Director
/s/ /S/ G. ROBERT GEY G. Robert Gey	Director

/s/ DARYL I. SKAAR Daryl I. Skaar	Director

        Pursuant to the requirements of the Securities Act of 1933, as amended, the Plan has caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on May 2, 2002.

HAWKINS, INC.
By	/s/ KURT R. NORMAN Plan Administrator

HAWKINS, INC.

EXHIBIT INDEX TO
FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description
4.1	Amended and Second Restated Articles of Incorporation as amended through February 27, 2001	Incorporated by reference to Exhibit 3.1 contained in Hawkins' Annual Report on Form 10-K for the year ended September 30, 2001.
4.2	Second Amended and Superseding By-Laws as amended through February 15, 1995	Incorporated by reference to Exhibit 3.2 contained in Hawkins' Annual Report on Form 10-K for the year ended September 30, 1995
4.3	Hawkins, Inc. Employee Stock Purchase Plan, as Amended and Restated	Filed herewith.
23.1	Consent of Deloitte & Touche LLP	Filed herewith.
24.1	Power of Attorney	See signature page.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 5. Interests of Named Experts and Counsel
Item 6. Indemnification of Directors and Officers
Item. 8 Exhibits
Item 9. Undertakings.
SIGNATURES
POWER OF ATTORNEY
HAWKINS, INC. EXHIBIT INDEX TO FORM S-8 REGISTRATION STATEMENT